SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 3)*



                        Neurobiological Technologies Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   00064124W1
--------------------------------------------------------------------------------
                                 (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)


                                Page 1 of 7 Pages

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 00064124W1                                            13 G                   Page 2 of 7 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Lawrence G. Mohr, Jr. ("Mohr")
                     Tax ID Number:    ###-##-####
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)     [ ]      (b)     [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            U.S. Citizen
----------------------------------- -------- -----------------------------------------------------------------------
                                    5        SOLE VOTING POWER
                                             9,142 shares,  of which 4,000 are owned by the  "Lawrence G. Mohr,  Jr.
                                             IRA SEP Fidelity  Management Trust Co.  Custodian" and 5,142 shares are issuable upon the exercise of a stock option.
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
      NUMBER OF                              43,010 shares,  of which 21,505 are shares directly owned by MDV II and
       SHARES                                21,505 shares of which are directly owned by MDV III. Mohr is a general
    BENEFICIALLY                             partner  of  WHD/LGM,  the  general  partner  of MDV II,  and a general
   OWNED BY EACH                             partner of WLPJ,  the general  partner of MDV III, and may be deemed to
     REPORTING                               have shared voting power with respect to such shares.
      PERSON                        -------- -----------------------------------------------------------------------
       WITH                         7        SOLE DISPOSITIVE POWER
                                             9,142 shares,  of which 4,000 are owned by the  "Lawrence G. Mohr,  Jr.
                                             IRA SEP Fidelity  Management Trust Co.  Custodian" and 5,142 shares are issuable upon the exercise of a stock option.
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             43,010 shares,  of which 21,505 are shares directly owned by MDV II and
                                             21,505 shares of which are directly owned by MDV III. Mohr is a general partner  of  WHD/LGM,  the  general  partner  of MDV II,  and a general partner of WLPJ,  the general  partner of MDV III, and may be deemed to have shared dispositive power with respect to such shares.
----------------------------------- -------- -----------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       52,152
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   0.80%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

*                 SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 00064124W1                                            13 G                   Page 3 of 7 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     William H. Davidow ("Davidow")
                     Tax ID Number:    ###-##-####
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)     [ ]       (b)     [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            U.S. Citizen
----------------------------------- -------- -----------------------------------------------------------------------
                                    5        SOLE VOTING POWER

                                             0 shares
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
     NUMBER OF                               43,010 shares,  of which 21,505 are shares directly owned by MDV II and
      SHARES                                 21,505  shares of which are  directly  owned by MDV III.  Davidow  is a
    BENEFICIALLY                             general  partner  of  WHD/LGM, the  general  partner  of MDV II,  and a
   OWNED BY EACH                             general partner  of WLPJ, the  general  partner of  MDV III, and may be
     REPORTING                               deemed to have shared voting power with respect to such shares.
      PERSON                        -------- -----------------------------------------------------------------------
       WITH                         7        SOLE DISPOSITIVE POWER
                                             0 shares
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             43,010 shares,  of which 21,505 are shares directly owned by MDV II and
                                             21,505  shares of which are  directly  owned by MDV III.  Davidow  is a general  partner  of  WHD/LGM,  the  general  partner  of MDV II, and a general  partner of WLPJ,  the general  partner of MDV III,  and may be deemed to have shared dispositive power with respect to such shares.
----------------------------------- -------- -----------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       43,010
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                  [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        0.66%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*                                                              IN
----------- --------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 00064124W1                                            13 G                   Page 4 of 7 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Jonathan D. Feiber ("Feiber")
                     Tax ID Number:    ###-##-####
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)     [ ]      (b)     [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            U.S. Citizen
----------------------------------- -------- -----------------------------------------------------------------------
                                    5        SOLE VOTING POWER
                                             0 shares
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
     NUMBER OF                               43,010 shares,  of which 21,505 are shares directly owned by MDV II and
      SHARES                                 21,505  shares of which are  directly  owned by MDV III.  Feiber  is  a
    BENEFICIALLY                             general  partner  of  WHD/LGM, the  general  partner  of MDV II,  and a
   OWNED BY EACH                             general partner  of WLPJ, the  general  partner of  MDV III, and may be
     REPORTING                               deemed to have shared voting power with respect to such shares.
      PERSON                        -------- -----------------------------------------------------------------------
       WITH                         7        SOLE DISPOSITIVE POWER
                                             0 shares
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             43,010 shares,  of which 21,505 are shares directly owned by MDV II and
                                             21,505  shares  of which  are  directly  owned by MDV III.  Feiber is a general  partner  of  WHD/LGM,  the  general  partner  of MDV II, and a general  partner of WLPJ,  the general  partner of MDV III,  and may be deemed to have shared dispositive power with respect to such shares.
----------- --------------------------------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       43,010
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        0.66%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*                                                              IN
----------- --------------------------------------------------------------------------------------------------------

                                       * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                               Page 5 of 7 Pages


             This  statement  amends  the  Amendment  No. 2 and  Restatement  on
             Schedule 13(G) (the "Restatement") filed by Mohr Davidow Ventures II, A California Limited Partnership, WHD/LGM Partners, A California Limited Partnership, Mohr, Davidow Ventures III, A California Limited Partnership, WLPJ Partners, A California Limited Partnership, Lawrence G. Mohr, Jr., William H. Davidow, Jonathan D. Feiber and Nancy J. Schoendorf (collectively, the "Reporting Persons"). Only those items that have changed since the Restatement are included herein.

ITEM 2(a).   NAME OF PERSONS FILING:

             This Statement is filed by Lawrence G. Mohr, Jr. ("Mohr"),  William
             H.  Davidow  ("Davidow")  and  Jonathan D. Feiber  ("Feiber").  The
             foregoing individuals are collectively referred to as the "Reporting Persons."

             Mohr, Davidow and Feiber are the general partners of WHD/LGM Partners, A California Limited Partnership ("WHD/LGM"), the general partner of Mohr, Davidow Ventures II, A California Limited Partnership ("MDV II") and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by MDV II. Mohr, Davidow and Feiber are general partners of WLPJ Partners, A California Limited Partnership ("WLPJ"), the general partner of Mohr, Davidow Ventures III, A California Limited Partnership ("MDV III"), and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by MDV III.

ITEM 2(c)    CITIZENSHIP:

             Mohr, Davidow and Feiber are United States citizens.

                                                               Page 6 of 7 Pages

ITEM 4.      OWNERSHIP:

             The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of April 30, 1997:

               (a) Amount beneficially owned:

                   See Row 9 of cover page for each Reporting Person.

               (b) Percent of Class:

                   See Row 11 of cover page for each Reporting Person.

               (c) Number of shares as to which such person has:

                      (i)   Sole power to vote or to direct the vote:

                            See Row 5 of cover page for each Reporting Person.

                      (ii)  Shared power to vote or to direct the vote:

                            See Row 6 of cover page for each Reporting Person.

                      (iii) Sole power to  dispose or to direct the  disposition of:

                            See Row 7 of cover page for each Reporting Person.

                      (iv) Shared power to dispose or to direct the disposition of:

                            See Row 8 of cover page for each Reporting Person.


ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

             If this statement is being filed to report the fact that as of the date hereof each of the Reporting Persons has ceased to be the beneficial ownership of more than five percent of the class of
             securities, check the following:     [X] Yes

                                                               Page 7 of 7 Pages


                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  May ___, 1997



                                                     /s/ Lawrence G. Mohr, Jr.
                                                     ---------------------------
                                                     Lawrence G. Mohr, Jr.



                                                     /s/ William H. Davidow
                                                     ---------------------------
                                                     William H. Davidow



                                                     /s/ Jonathan D. Feiber
                                                     ---------------------------
                                                     Jonathan D. Feiber